Rule 424(b)(3)
                                                    Registration No. 333-52659


PRICING SUPPLEMENT NO.:   8    dated     March 19, 1999


                         THE WALT DISNEY COMPANY

                            Medium-Term Notes

This Pricing Supplement accompanies and supplements the Prospectus dated August 6, 1998, as supplemented by the Prospectus Supplement, dated August 6, 1998 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:      [ ] Fixed Rate    [X] Floating Rate    [ ] Zero Coupon
           [ ] Discount

Form:      [X] Book-Entry    [ ] Definitive

Principal Amount:        $25,000,000

Original Issue Price:    100%

CUSIP No:  25468PBD7

Proceeds to the Company: $24,750,000

Discount or Commission to Agents:  $250,000

Original Issue Discount:  N/A

Original Issue Date:      April 1, 1999

Stated Maturity:          April 1, 2039

Yield to Maturity:  N/A

Initial Maturity (for Renewable Notes): N/A

Final Maturity (for Renewable Notes):   N/A

Redemption at Disney's Option:      The Notes may be redeemed annually,  in
                         whole or in part, at Disney's option, subject to at least 30 calendar days' but no more than 60 calendar days' notice, on April 1st of each of the years set forth below, at the amounts set forth below (expressed as percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Redemption Date:

                         Year           Redemption Price
                         ----           ----------------

                         2029                105.0%
                         2030                104.5%
                         2031                104.0%
                         2032                103.5%
                         2033                103.0%
                         2034                102.5%
                         2035                102.0%
                         2036                101.5%
                         2037                101.0%
                         2038                100.5%
                         2039                100%

Interest Rate Provisions (for Floating Rate Notes): ______

     Initial Interest Rate:   To be determined two London Business Days
                              prior to issuance of the Notes in accordance with the rate specified below.

     Base Rate or Rates:
        Commercial Paper Rate
        [X]  LIBOR:
             [ ]   Reuters Monitor Money Rates Service
             [X]   Dow Jones Telerate Service
             [ ]   Index Currency
        [ ]  Treasury Rate
        [ ]  Prime Rate
        [ ]  Federal Funds Rate
        [ ]  CD Rate
        [ ]  CMT Rate
             [ ]  Dow Jones Telerate Page 7055
             [ ]  Dow Jones Telerate Page 7052
                  [ ] Week
                  [ ] Month
             [ ]  CMT Maturity Index:  ______
        [ ]  Other:  ______

  Spread:   Minus 0.25%

  Index Maturity:
       [ ]  1 Month
       [X]  3 Months
       [ ]  6 Months
       [ ]  1 Year
       [ ]  Other (specify)

     Maximum Interest Rate:   N/A

     Minimum Interest Rate:   N/A

Interest Payment Dates:
      [ ]  Third Wednesday of each month
      [ ]  Third Wednesday of each March, June,
           September and December
      [ ]  Third Wednesday of each _______
           and ________
      [ ]  Third Wednesday of each _______
      [X]  Other  (specify)  The first interest payment date shall be  July
                1, 1999 and thereafter the interest payment dates shall be the 1st day of each January, April, July and October during the term of the Notes.


Regular Record Dates:
      [X] Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
           Payment Date
      [ ]  Other (specify) _______

Interest Payment Period:
      [ ]  Monthly
      [X]  Quarterly
      [ ]  Semiannually
      [ ]  Annually

Interest Reset Period:
      [ ]  Daily
      [ ]  Weekly
      [ ]  Monthly
      [X]  Quarterly
      [ ]  Semiannually
      [ ]  Annually

Interest Reset Dates:
      [ ]  As specified in Prospectus Supplement
      [X] Other (specify) The first interest reset date shall be July 1, 1999 and thereafter the interest reset dates shall be the 1st day of each January, April, July and October during the term of the Notes.

Interest Determination Date:
      [ ]  As specified in Prospectus Supplement
      [X]  Other (specify)  Two London Business Days prior to each Interest
                            Reset Date.

Purchase of Notes at Option of  Holder:  The holder of the Notes may  elect to cause Disney to repurchase the Notes, in whole or in part, subject to at least 30 calendar days' but no more than 60 calendar days' notice, on April 1st of each of the years set forth below, at the amounts set forth below (expressed as percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Repurchase Date:

                         Year                Repurchase Price
                         ----                ----------------
                         2009                     99.00%
                         2012                     99.25%
                         2015                     99.50%
                         2018                     99.75%

                         and every third year thereafter at 100%.

Calculation Agent:  Citibank, N.A.

Plan of Distribution:   Salomon Smith Barney has acted as principal with
                        respect to the purchase of the Notes.

Conditional Right to Shorten Maturity:   Disney intends to deduct  interest
                              paid on the Notes for Federal income tax purposes. At any time following the occurrence of a Tax Event, as defined below, Disney will have the right to shorten the maturity of the Notes to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the Notes will be deductible for Federal income tax purposes. In the event that Disney elects to exercise its right to shorten the maturity of the Notes following the occurrence of a Tax Event, Disney will mail a notice of shortened maturity to each holder of record of the Notes by first-class mail not more than 60 days after the date on which Disney exercises such right, stating the new maturity date of the Notes. Such notice shall be effective immediately upon mailing.

                              Disney believes that the Notes should constitute indebtedness for Federal income tax purposes under current law, but no assurances can be given that the Internal Revenue Service would not take a contrary position. If the Notes are treated as indebtedness for Federal income tax purposes, Disney believes that an exercise of Disney's right to shorten the maturity of the Notes would not be a taxable event to holders. Prospective investors should be aware, however, that Disney's exercise of its right to shorten the maturity of the Notes will be a taxable event to holders if the Notes are treated as equity for purposes of Federal income taxation before the maturity is shortened and treated as indebtedness after the maturity is shortened.

                              "Tax Event" means that Disney shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States,
                              (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (collectively, an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such laws, regulations or Administrative Actions that differs from the theretofore generally accepted position, in each case, on or after the date of the issuance of the Notes, there is a more than insubstantial risk that interest paid by Disney on the Notes is not, or will not be, deductible, in whole or in part, by Disney for purposes of Federal income tax.